Exhibit 99.1

NuStar GP Holdings, LLC Reports Increased EPU and Distributable Cash Flow in First Quarter 2014

SAN ANTONIO, April 23, 2014 - NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the first quarter of 2014 was $23.2 million, or $0.54 per unit, compared to $22.9 million, or $0.54 per unit, for the first quarter of 2013. First quarter 2014 net income was $13.6 million, or $0.32 per unit, compared to $11.1 million, or $0.26 per unit, for the first quarter of 2013.
With respect to the quarterly distribution to unitholders for the first quarter of 2014, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.545 per unit. The first quarter 2014 distribution will be paid on May 15, 2014, to holders of record as of May 7, 2014.
“NuStar GP Holdings, LLC’s future results should benefit from actions taken by NuStar Energy L.P. during the first quarter to improve its profitability,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.
A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 23, 2014, to discuss the financial results for the first quarter of 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 20943516. International callers may access the presentation by dialing 706/645-0327, passcode 20943516. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 20943516. International callers may access the playback by calling 404/537-3406, passcode 20943516. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.
NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 12.9 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2013 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Condensed Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2014	2013
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$14,390	$12,144

General and administrative expenses	(872)	(800)
Other income, net	17	81
Interest expense, net	(222)	(173)

Income before income tax benefit (expense)	13,313	11,252
Income tax benefit (expense)	333	(177)
Net income	$13,646	$11,075

Basic and diluted net income per unit	$0.32	$0.26

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$579	$276
General partner incentive distribution	10,805	10,805
General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	11,384	11,081
Limited partner interest in earnings of NuStar Energy L.P.	3,727	1,784
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)
Equity in earnings of NuStar Energy L.P.	$14,390	$12,144

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961
General partner incentive distribution	10,805	10,805
Limited partner interest – common units	11,211	11,280
Total cash distributions expected from NuStar Energy L.P.	23,977	24,046
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(872)	(800)
Income tax benefit (expense)	333	(177)
Interest expense, net	(222)	(173)
DCF	$23,216	$22,896

Weighted average number of common units outstanding	42,656,281	42,605,668

DCF per unit (Note 1)	$0.54	$0.54

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545

Total distribution	$23,248	$23,222

NuStar GP Holdings, LLC
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC utilizes financial measures, distributable cash flow (DCF) and DCF per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the ability to make a minimum quarterly distribution. DCF and DCF per unit are not intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net income to DCF and net cash provided by operating activities:

	Three Months Ended March 31,
	2014	2013
Net income	$13,646	$11,075
Less equity in earnings of NuStar Energy L.P.	(14,390)	(12,144)
Plus cash distributions expected from NuStar Energy L.P.	23,977	24,046
Other income, net	(17)	(81)
DCF	23,216	22,896
Less cash distributions expected from NuStar Energy L.P.	(23,977)	(24,046)
Distributions of equity in earnings of NuStar Energy L.P.	14,390	12,144
Net effect of changes in operating accounts	524	671
Net cash provided by operating activities	$14,153	$11,665